Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR FIRST QUARTER OF FISCAL 2016

LAUREL, Miss. (February 25, 2016) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the first quarter of fiscal 2016 ended January 31, 2016.

Net sales for the first quarter of fiscal 2016 were $605.2 million compared with $667.4 million for the same period a year ago. The Company reported net income of $10.7 million, or $0.47 per share, for the quarter compared with net income of $66.5 million, or $2.87 per share, for the first quarter of fiscal 2015.

“Our results for the first quarter reflect significantly weaker market prices for products sold from our big bird deboning plants compared with last year’s first quarter,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Poultry market prices for our tray pack products sold to retail grocery store customers were only slightly lower when compared with the same period a year ago, and we also experienced lower grain costs. As a result, margins on tray pack products remained strong. On the other hand, the food service market is over supplied, primarily as a result of continued weak export demand. Poultry products that would normally be directed for sale in the export markets are instead being sold in the domestic food service market. While conditions improved in January, headwinds remain in the export market even though most avian-influenza related bans on United States poultry products have been lifted. Currency issues, political issues and weak oil prices remain.”

The Company’s results were also affected by a higher effective tax rate. The Company’s effective tax rate for the three months ended January 31, 2016, was 44.9 percent as compared with 35.2 percent for the three months ended January 31, 2015. The increase in the effective tax rate is primarily attributable to the Company’s decision to take advantage of legislation enacted during December 2015 that allowed for bonus depreciation to be taken on qualifying assets placed in service during the 2015 calendar year. This legislation, and the Company’s election to accelerate depreciation on these items, resulted in a favorable impact on the Company’s first quarter income tax receivable, but had an unfavorable effect on tax deductions that are based on or limited by levels of taxable income. The higher effective tax rate cost approximately $2.0 million, or $0.09 per share, net of income tax. Had the Company not elected to take advantage of the legislation, the effective tax rate would have been 35.1 percent, and the Company expects its effective tax rate to return to approximately 35.1 percent for the balance of fiscal 2016.

According to Sanderson, overall market prices for poultry products were lower during the first quarter compared with the same period last year. Compared with the first fiscal quarter of 2015, the average Georgia dock price for whole chickens was approximately 0.8 percent lower, boneless breast meat prices were approximately 21.6 percent lower, the average market price for bulk leg quarters decreased by approximately 48.4 percent, and jumbo wing prices were lower by 2.7 percent. The Company’s average feed cost per pound of poultry products processed decreased 2.9 cents per pound, or 10 percent, compared with the first quarter of fiscal 2015, and prices paid for corn and soybean meal, the Company’s primary feed ingredients, decreased 1.8 percent and 20.9 percent, respectively, compared with the first quarter of fiscal 2015.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2016

February 25, 2016

“Near record corn and soybean crops harvested in the United States last fall contributed to healthy soybean and corn balance tables headed into the 2016 planting season,” added Sanderson. “Lower grain prices provided a significant tail wind during fiscal 2015, and had we priced all of our fiscal 2016 grain needs at yesterday’s prices, our grain costs would be lower by $61.4 million during fiscal 2016 compared with fiscal 2015.

“Broiler egg sets have been only slightly higher than the previous year’s levels in recent weeks and, we believe, reflect caution on the part of some in light of the challenging export market environment. In addition to weak export markets, food service markets weakened as well at the end of the calendar year. Stock market volatility and uncertainty regarding the global economy affected consumer behavior as restaurants reported weaker sales numbers in December, and these factors and severe weather across much of the United States affected traffic through food service establishments in January.

“Construction of our new St. Pauls, North Carolina, complex is on schedule to allow us to open the plant during next year’s first fiscal quarter, while we continue to move toward full production at our new Palestine, Texas, complex. We will begin the second shift in Palestine starting in April, and we expect the plant to reach full production in the Company’s fourth fiscal quarter. We look forward to the opportunities the new facilities will create,” added Sanderson.

Sanderson Farms will hold a conference call to discuss this press release today, February 25, 2016, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through March 24, 2016. Those who would like to participate in the call can do so by dialing 888-271-8604; confirmation code 2434364.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and further processed and partially cooked chicken products. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2015, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2016

February 25, 2016

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply of feed grains.

(12) Failure to respond to changing consumer preferences.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earnings, grain prices, supply and demand factors, growth plans and other industry conditions.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2016

February 25, 2016

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended January 31,
	2016	2015
Net sales	$605,166	$667,363
Cost and expenses:
Cost of sales	555,061	526,201
Selling, general and administrative	30,294	38,105

	585,355	564,306

Operating income	19,811	103,057
Other income (expense):
Interest income	—	26
Interest expense	(431)	(427)
Other	3	34

	(428)	(367)

Income before income taxes	19,383	102,690
Income tax expense	8,702	36,187

Net income	$10,681	$66,503

Earnings per share:
Basic	$0.47	$2.87

Diluted	$0.47	$2.87

Dividends per share	$0.22	$0.22

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Sanderson Farms Reports Results for First Quarter of Fiscal 2016

February 25, 2016

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	January 31, 2016	October 31, 2015
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$155,105	$196,659
Accounts receivable, net	119,895	112,924
Inventories	209,772	198,753
Refundable income taxes	42,260	16,414
Deferred income taxes	3,735	4,709
Prepaid expenses and other current assets	35,421	33,331

Total current assets	566,188	562,790
Property, plant and equipment	1,341,944	1,318,530
Less accumulated depreciation	(653,938)	(636,196)

	688,006	682,334
Other assets	6,224	6,337

Total assets	$1,260,418	$1,251,461

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$76,069	$62,816
Accrued expenses	45,311	88,431
Current maturities of long-term debt	10,000	10,000

Total current liabilities	131,380	161,247
Claims payable	8,100	7,500
Deferred income taxes and other liabilities	81,768	52,853
Commitments and contingencies
Stockholders’ equity:
Common Stock	22,572	22,521
Paid-in capital	115,230	111,687
Retained earnings	901,368	895,653

Total stockholders’ equity	1,039,170	1,029,861

Total liabilities and stockholders’ equity	$1,260,418	$1,251,461

(1)	The Condensed Consolidated Balance Sheet at October 31, 2015, was derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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